UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM 10/A

                                 AMENDMENT NO. 2

                             ----------------------

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

     PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                         COMMISSION FILE NUMBER 0-49824

                             ----------------------


                           INAMCO INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                     72-1359595
     (State or other jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                      Identification No.)

 801 Montrose Ave., South Plainfield,                             07080
                  NJ                                            (Zip Code)
 (Address of principal executive offices)


                                 (908) 754-4880
                         (Registrant's telephone number,
                              including area code)


        Securities to be registered pursuant to Section 12(g) of the Act:


     Common Stock, $.00001 par value                               NASDAQ
-----------------------------------------    ----------------------------------------------------
 Title of each class to be so registered      Name of each exchange on which each class is to be
                                                                  registered

     Securities to be registered pursuant to Section 12(b) of the Act: None

                                ---------------


                           INAMCO INTERNATIONAL CORP.

                                      INDEX


No.                                                                                                 Page
---                                                                                                 ----

Item 1.         Business                                                                                3
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Item 2.         Selected Financial Information                                                         12
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Item 3.         Management's Discussion And Analysis Of Financial Condition And Results Of
                Operations                                                                             13
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Item 4.         Properties                                                                             19
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Item 5.         Security Ownership of Certain Beneficial Owners and Management                         19
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Item 6.         Directors and Executive Officers                                                       20
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Item 7.         Executive Compensation                                                                 22
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Item 8.         Certain Relationships and Related Transactions                                         23
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Item 9.         Legal Proceedings                                                                      24
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Item 10.        Market Price of and Dividends on the Registrant's Common Equity and Related
                Stockholder Matters                                                                    24
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Item 11.        Recent Sales of Unregistered Securities                                                25
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Item 12.        Description of Registrant's Securities to be Registered                                28
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Item 13.        Indemnification of Directors and Officers                                              28
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Item 14.        Financial Statements and Supplementary Data                                            29
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Item 15.        Changes in and Disagreements with Accountants on Accounting and Financial
                Disclosures                                                                            41
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Item 16.        Financial Statements and Exhibits                                                      41
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


               INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

     This Form 10 includes statements that could be construed as "forward-looking" in nature. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Readers of the Form 10 are cautioned, not to place undue reliance on these statements, which speak only as of the date on which they are made. These statements involve a number of risks and uncertainties, which include statements about the Company's strategy and goals, and other statements that are not historical facts. Some of the statements are preceded by the words "intends," "will," "plans," "expects," "anticipates," "estimates," "aims," and "believes" or similar words. The Company undertakes no obligation to update publicly or revise any of these statements. Actual events or results may differ materially from the Company's expectations. Important factors that could cause actual results to differ materially from those stated or implied by any statement include, but are not limited to, the following: the ability to complete, if at all, within a reasonable time period; future quarterly or annual financial results; the timing, success and cost of research and development, and out-licensing endeavors.

ITEM 1.  BUSINESS.

     GENERAL DEVELOPMENT OF BUSINESS.

     Inamco International Corp. ("Inamco", the "Company", or "Registrant") was incorporated in Delaware on January 17, 1993 originally as Omni Assets, Inc. ("Omni). Omni, at the time of its inception, was established to operate as a financial consulting firm, whose clients were to be other companies in need of assistance in raising capital, and/or required advice on mergers and acquisitions, or the hiring of management. Since the Company's inception in 1993, it has never been an operating concern and/or generated any revenues.

     The Company is a developmental stage corporation as defined in Financial Accounting Standards Board Statement No.7, and is a non-operating public shell, meaning it has not commenced full-scale operations and has insignificant assets and liabilities. Since its inception, the Company has not had any revenues or earnings, and the future success of the Company is dependent on creating a viable business and/or finding a suitable merger candidate.

     In September of 1999, negotiations between Mr. Varges George, the president and sole shareholder of Inamco Services Corp., a management company that owns and operates two separate and wholly owned subsidiary companies: Medicos Laboratories, Inc. and Advanced Diagnostics, Inc. (descriptions of which are located elsewhere in this Form-10), and the directors and majority shareholders of Omni began. Initially, the reasons behind the acquisition of Omni, revolved around the possible merger of Mr. George's pharmaceutical company, Medicos Laboratories, Inc., and Omni (as further described in this Form 10 report). All immediate collaborations between the parties focused upon an entity, to be owned by Mr. George, successfully merging with Omni. There was also a mutual understanding between the parties that Royal Capital Corp. ("Royal"), a consulting company to be retained, would act as a consultant and familiarize itself with the merger between the two companies.

     On October 26, 1999, Inamco International Corp., a Delaware Corporation, being incorporated on the 18th day of October, 1999, merged with Omni in a transaction solely for stock. Pursuant to the merger agreement, 1000 shares of Inamco were exchanged for 22,712,500 shares of Omni. Once the merger was completed, Inamco terminated its corporate existence and, in February of 2000, the name of Omni Assets, Inc., was changed to Inamco International Corp. At the completion of the merger, the Company's common stock had a par value of $.00001, giving the value of those shares, issued as part of the merger, a worth of $227.

     In October of 1999, a formal agreement was entered into with Royal. This agreement paid Royal for consultation services connected with the merger of the two companies. In consideration for those services, Inamco agreed to pay 1,355,365 shares of its restricted common stock to Royal and/or it designees.

     In January of 2000, preliminary steps were taken to measure the feasibility of a merger and/or acquisition of Medicos Laboratories, Inc. ("Medicos") by Inamco. Medicos, at the time, was a company dedicated to the research, development and formulating manufacture of quality generic pharmaceuticals. Generic pharmaceuticals, as a whole, have the same chemical and therapeutic properties as their brand-named counterparts. Although typically less expensive, they are required to meet the same governmental standards as the brand-named drug, and most must receive approval from the appropriate regulatory authority prior to manufacture and sale. A manufacturer cannot produce or market a generic pharmaceutical until all relevant patents (and any additional government-mandated market exclusivity periods) covering the original brand-name product have expired. It was later deemed that Medicos was too much in its infancy stage to be a realistic merger candidate. Although it was researching formulations on certain generic pharmaceuticals, it did not have all of its laboratory equipment, proper FDA and Good Manufacturing Procedures certification(s), and/or any revenue producing contractual agreements. It was recommended that any arrangements to merge the two companies be halted, until such time, if any, that Medicos could become an operating pharmaceutical company.

     In February of 2000, the Company entered into a collaborative agreement with Royal, so that Royal could provide certain services to Inamco on a non-exclusive and best efforts basis. Royal contracted to familiarize itself with the business operations, prospects and management of Inamco, and make certain recommendations in order to enhance the marketing of any future products. In consideration of the foregoing, Inamco immediately agreed to tender a total of 1,000,000 shares of its common stock to Royal and/or its designees.

     In March of 2000, Inamco began to compensate Royal, as per their contractual obligations. In the month of March, Inamco issued a total of 1,170,000 restricted common shares to Royal and/or their assigns.

     In May of 2000, Inamco continued their compensation to Royal with an additional issuance of 1,000,000 shares of restricted common stock to Royal and/or their assigns.

     In November of 2000, Inamco finalized the compensation to Royal with a final issuance of 185,365 shares of restricted common stock to Royal and/or their assigns.

     As of November 2000, the Company had paid out a total of 2,355,365 restricted common shares to Royal Capital, and/or their assigns, as per the parties' agreements (a list of Royal's assigns is located elsewhere in this Form-10). The Company claims no knowledge, as to why Royal decided to issue a certain number of its restricted common shares to certain designees. Inamco acted within the purview of its contractual obligations, and Royal was paid within the three different time frames as stated above. At the time in which the agreements were signed between the parties, the value for the services to be rendered by Royal, to the Company, equaled approximately $750,000 dollars, and Royal agreed to accept restricted shares of common stock rather than cash.

     The Company then began to initiate certain internal business procedures by retaining the services of a lawyer and the consulting services of an investment banker. The Company agreed to issue 25,000 and 68,245 shares of restricted common stock, respectably, to each. For legal services rendered, shares were issued in May of 2000, and in November of 2000, shares were issued for consultation services (descriptions of which can be found in other sections of this Form-10).

     Since the Company's inception, the ability to achieve and identify certain goals or objectives has been dependent upon many factors, some of which are out of the Company's control. The ability of the Company to merge with an operating pharmaceutical company will depend upon many factors, including the identification of a proper merger candidate, the size of any future collaborations, the success rate of future marketing strategies, and general and industry-specific economic conditions which may affect any and all future business expenditures. As a consequence, the likelihood of the Company to produce any revenues in the future is dependent solely on a merger and/or acquisition, the success of which may never be achieved.

     At present, the Company has never had any subsidiaries, and is currently not the subject of, or engaged in, any bankruptcy, receivership or similar proceedings. There has been no material reclassification, merger, consolidation, or any acquisition or disposition of any material amount of assets to or from the Company, and the Company has undergone no structural changes since the merger of Inamco and Omni. The Company's common stock presently trades on the over-the-counter pink sheets under the symbol IICO.PK and as of June 2, 2003, the Company had 27,600,000 shares outstanding with a last trade bid price of $0.01.

     PLAN OF OPERATION.

     FINANCIAL INFORMATION ABOUT SEGMENTS. The information required by this section calls for a report on each segment, as defined by generally accepted accounting principals, revenues from external customers, a measure of profit or loss and total assets, as described by Regulation S-K (Subpart 229.101). The Company must report this information for each of the last three fiscal years or for as long as it has been in business, whichever period is shorter. The information provided for in this section does conform with generally accepted accounting principals and is included in, and can be crossed referenced to our audited financial statements.

     NARRATIVE DESCRIPTION OF BUSINESS. At present, the Company has yet to commence any operations, and does not own any intellectual properties whatsoever. All future business is hypothetical and predicated on the successful merger with an established pharmaceutical manufacturer, which cannot be relied upon and/or guaranteed.

     If a successful merger is to be consummated with an existing pharmaceutical manufacturer, the proper candidate will need to be an established pharmaceutical company that presently manufactures and distributes certain generic over-the-counter ("OTC") and prescription drugs. Current management of the Company has determined, that any candidate to be acquired or merged with, may need to have the ability to manufacture generic drugs whose equivalents are Actifed(R), Allerest(R), Anacin(R), Co-Tylenol(R), Exlax(R), Sudafed(R), and/or NightQuil(R). The candidate should also be in the position to produce other OTC drugs and/or generic prescription medications.

     If a merger and/or acquisition should be consummated, Inamco may be in a position to sell its future products acquired on the merger to distributors (both domestic and international), hospitals, and large buying groups. The Food and Drug Administration ("FDA") oversees the manufacture of both brand-name and generic pharmaceuticals, and the production of these drugs is usually subject to:

          (1) An approved New Drug Application ("NDA") which allows the medication to state both its safety and effectiveness;
          (2)  Marketed under an NDA for safety only;
          (3)  Marketed without an NDA; or
          (4)  Marketed pursuant to over-the-counter monograph regulations.

     For generic pharmaceuticals being manufactured for both safety and effectiveness, prior to marketing, these drugs must undergo and pass an Abbreviated New Drug Application ("ANDA"). The Company realizes that in order to get approval from the FDA via an ANDA, all drug product applications will need to include: data relating to product formulation, raw material suppliers, stability information, manufacturing techniques, packaging, labeling, and quality control information. Those drugs subject to an ANDA under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Waxman-Hatch Act") must also contain bio-equivalency data. Generics can also be marketed by adhering to FDA enforcement policies, or be subject to an over-the-counter drug review monograph process. At present, Inamco has not prepared or submitted any ANDA applications; it is contemplated however that certain applications may be submitted based on certain drugs that Inamco may manufacture if a merger is consummated.

     If a successful merger and/or acquisition is consummated, the Company will be immediately subject to the following FDA enforcement policies and over-the-counter drug review monograph processes with respect to those certain generic drugs wished to be manufactured and marketed:

          o Comply with Standard Operating Procedures and Good Manufacturing Practices which include:
          o The development of a drug formulation that matches the Brand product that is to be reproduced (i.e. assay, content uniformity, dissolution profiles, and stability)
          o The manufacture of a pilot batch that will equal 1/10 the size of the actual production batch
          o Test and validate both the manufacture process and the drug potency of the pilot batch
          o Generate stability data covering a 3 month time frame in which a portion of the pilot batch will be subjected to a constant temperature of 40 degrees centigrade and 75% relative humidity
          o Generate stability data covering a long-term time frame (12 months) in which a portion of the pilot batch will be subjected to a constant temperature of 25 degrees centigrade and a 60% relative humidity

          o Upon successful stability studies for the 3 month time frame, the product is ready for mass production and marketing o The manufacture of 3 production sized batches in which the manufacture process as well as drug potency will be tested and validated
          o Prepare and submit final documentation to State Formulary committees, to obtain an approval from each State so that the product may be reimbursed through insurance companies and Medicaid.

     After a merger and/or acquisition is consummated, and if the candidate company should not have any business relationships with manufacturers of raw chemicals, or if any relationship is deemed "not being in the best interest" of Inamco; the Company will then identify other sourcing chemical companies where raw materials can be purchased in bulk for the manufacture of its generic pharmaceuticals. All raw chemicals needed are readily available; however, it will be the Company's intention to always be conscious of pricing, for certain chemical companies will give discounts when buying in bulk and placing continual orders. It will be Inamco's expectation to benefit from the fact that the pharmaceutical industry is non-cyclical and the need for quality generic drugs is always present. At present, Inamco has not identified any sourcing chemical companies where raw materials could be purchased. If any company to be acquired should not have a business relationship(s) with a sourcing chemical company, Inamco will begin the identification process once a merger is consummated, a course of action that should not take more than one month.

     A proper merger candidate will also have its good manufacturing procedures ("GMP") certification issued by the FDA. This certification will allow Inamco to produce certain generic pharmaceuticals to sell to future clientele. Coinciding with expected revenues generated, Inamco will submit several different ANDA applications to the FDA, so that it may manufacture certain prescription medication and add considerable profit potential to its entire pharmaceutical operation. At present, Inamco has no clientele or business operations and will rely on a merger in order to generate future business, as well as a client list of wholesalers and distributors.

     It will be Inamco's future intention not to have a single customer or group of customers comprising more than 20% of its revenue stream. The Company will continue to add to its client base by tendering offers through certain buying groups, municipalities, government agencies, hospital and retail distributors. This will ensure enough of a customer base, so that the loss of any one client will not significantly affect the Company's revenue stream.

     Since the Company has yet to begin any operations, it has no backlogged orders or government contracts subject to renegotiation or termination. At present the Company has no competition as well. It is contemplated, however that if a merger and acquisition is successful, the Company will have competition with other manufacturers of generic pharmaceuticals. These competitors will probably have substantially greater capital resources than Inamco, as well as seasoned sales and marketing teams in place. It is the Company's belief that its primary competition will come from other manufacturers of generic pharmaceuticals, brand name pharmaceutical companies that also produce generic drugs, the original manufacturer of the brand named drug in which the generic is derived, and brand named pharmaceutical companies that can produce new drugs for the same malady as the Company's proposed manufactured generic drug.

     Inamco has not spent any monies on company-sponsored research and development activities, and there are no plans to do so in the foreseeable future. Once a merger and/or acquisition is consummated, the Company intends to be in compliance with all federal, state and local provisions with respect to the manufacture of generic pharmaceuticals. The FDA will oversee and enforce compliance for good manufacturing practices, and it is the Company's additional intention to locate a manufacturing facility located in a properly zoned manufacturing area.

     RISKS INHERENT IN A DEVELOPMENT STAGE COMPANY. The Company was incorporated in Delaware on January 17, 1983 originally as Omni Assets, Inc. On October 26, 1999, Inamco International Corp., a Delaware Corporation being incorporated on the 18th day of October 1999, merged with Omni in a transaction solely for stock. In February of 2000, the name of Omni was changed to Inamco International Corp. Since the Company's inception, it has been engaged almost exclusively in organizational activities and has just recently begun the search for a pharmaceutical merger candidate, so that it may enter into the generic pharmaceutical manufacturing arena. Accordingly, as a transitional development stage company, the Company has had no operating history upon which an evaluation of the Company's prospects can be determined. Consequently, the likelihood of success of the Company must be considered in view of all of the risks, expenses and delays inherent in the establishment of a new business, including, but not being limited to, expenses and delays of an ongoing business that has commenced, slower than anticipated manufacturing and marketing activities, the uncertainty of market assimilation of the Company's product and other unforeseen factors.

         RISKS RELATING TO A MERGER. It must noted that the Company has not identified a suitable merger candidate to date, and no assurance can be made that a candidate will ever be found. Accordingly, the likelihood that the Company may merge with an ongoing pharmaceutical company must be considered in view of all of the risks, expenses and delays inherent to a merger, including, but not being limited to, expenses, agreements and delays of merging one business with another, due diligence compilation, shareholder approval, regulatory approval, legal and accounting reviews, and any other unforeseen factors that are to effect the Company's ability to merge with a pharmaceutical concern.

         NO OPERATING HISTORY; LOSSES. The Company has had no business operations and no prior operating history. The Company anticipates that it will continue to incur losses and generate negative cash flow once a merger and acquisition has been consummated. At this time, the Company has no revenues; and there is no assurance that the Company will ever have revenues or be profitable or achieve positive cash flow from operations. Since October of 1999, the Company has incurred a total loss of $37,243 up and until March 31, 2003.

         DEPENDENCE UPON KEY PERSONNEL. The success of the Company depends, in part, upon the successful performance of its president and secretary, Mr.

Varges George. Mr. George at present is the sole executive and director of the Company. He has complete and exclusive control as to all aspects of the Company's direction and operation. The Company had entered into a one year comprehensive employment contract with Mr. George dated October 27, 1999. The contract engaged Mr. George to provide exclusive services to the Company for a total of one year, and then to render his services from time to time, as per the discretion of the Company's director (Mr. George being that director). Although Mr. George owns another company, as described in other sections of this Form 10, he has never broken the exclusivity clause between the time frames of October 27, 1999 and October 26, 2000, for the reason that he remained within the confines of his employment agreement, while qualifying and quantifying possible business acquisition and/or merger. Mr. George's compensation was a one-time payment of one million shares of Inamco International, Corp. common stock (a copy of the Agreement is attached hereto). If a merger and/or acquisition is consummated, the Company intends to elect a board of directors, who will employ additional qualified executives, employees and consultants having significant experience in delivering the business expertise needed. In the interim, if Mr. George should fail to perform any of the duties undertaken by him, for any reason whatsoever, the ability of the Company to find a merger candidate, so that manufacturing, marketing and distribution of generic pharmaceutical may begin, could be adversely affected. The Company may seek in the future to secure and maintain key man insurance on Mr. George; there is no assurance, however, that such insurance will in fact be obtained. Moreover, the Company believes there are available qualified managerial and other personnel in sufficient numbers to properly staff the facilities and offices of the Company, but there can be no assurance that the Company will be able to attract sufficient qualified personnel.

     REGULATION. The Company, as well as all participants in the generic over the counter pharmaceutical industry, must comply with the rules and regulations of the Food and Drug Administration. ("FDA"). The manufacture of generic drugs is governed by FDA regulations and protocols. Such regulations and protocols are subject to change. Therefore, the Company's approach to certification, if a merger should occur, may require modifications to adjust for future regulatory change. Furthermore, the Company's future activities (although less intense than more established pharmaceutical manufacturers who are principally engaged in the manufacture of controlled drug products) are subject to extensive regulation not only by the FDA, but comparable state regulatory and foreign health authorities.

     COMPETITION. If a merger should occur between the Company and a pharmaceutical concern, it is the Company's belief that there are manufacturing entities that currently offer products and services similar to those to be proposed by the Company. These entities may have greater financial and personnel resources than the Company. Manufacture and use of generic over the counter ("OTC") drugs throughout the United States is on the increase. The generic OTC manufacturing industry, in general, is dominated by a small number of companies, which are well known to the public.

     POTENTIAL CONFLICT OF INTEREST OF THE COMPANY'S PRESIDENT. Mr. Varges George is currently the president; and sole shareholder of Inamco Services Corp. which is totally independent from, and should not be confused with Inamco International Corp. This management company owns and operates two separate wholly owned subsidiary companies, one of which is a generic pharmaceutical manufacturer, Medicos Laboratories, Inc. ("Medicos"). Medicos operates primarily as a laboratory engaged in the development and manufacture of non-prescription and prescription generic drugs. Among the products being produced are: clinical chemical reagents, tablets, chewable tablets, capsules, liquids and powders. It should be noted that if Inamco International Corp. should acquire and/or merge with another pharmaceutical company other than Medicos Laboratories Inc., there would be a conflict of interest resulting form Mr. George's 100% ownership in Medicos and his majority ownership in Inamco International Corp. If this should occur, it will be the legal responsibility of Mr. George to properly relinquish one of his executive roles, as well as any equity ownership, within one of the competing companies.

     POTENTIAL CONFLICT OF INTEREST MERGING THE PRESIDENT COMPANIES. As described elsewhere in this Form 10, the Company's president, Mr. Varges George is currently the sole shareholder of Medicos Laboratories, Inc., a company that manufactures generic pharmaceuticals. If a merger and/or acquisition should occur between Inamco and Mr. George's pharmaceutical company, Medicos, a potential conflict of interest could occur if both entities should start manufacturing generic pharmaceuticals independently. Potential lawsuits could also present themselves if a certain amount of collusion should occur between Inamco and Medicos, that being, both entities producing the same or different lines of generic drug(s), with the same equipment, at the same facility, at the same and/or different times. If a merger and/or acquisition is to occur between Inamco and Medicos, it will be the obligation of Mr. George to have one entity act as a manufacturer and wholly owned subsidiary, while the other entity would act as the parent company with no manufacturing responsibilities.

     POTENTIAL CONFLICT OF INTEREST REGARDING THE TIME SPENT BETWEEN COMPANIES. As described elsewhere in this Form 10, the Company's president, Mr. Varges George is currently the sole shareholder of Medicos Laboratories, Inc., a company that manufactures generic pharmaceuticals; Mr. George was also party to an exclusive employment contract between he and Inamco from October, 1999 to October, 2000. Any potential conflicts of interest regarding Mr. George's time spent, with respect to both companies, is resolved by the fact that Mr. George has never been an officer or employee of Medicos and does not see to the day-to-day operation of that company.

     INAMCO'S COMMITMENT TO ISSUE A LARGE NUMBER OF SHARES PURSUANT TO CONTRACTUAL OBLIGATIONS. In October of 1999, a formal agreement was entered into with Royal Capital, a consultation firm. This agreement paid Royal for consultation services connected with certain merger activities had between Omni and Inamco (as described elsewhere in this Form 10). In consideration for those services, Inamco agreed to pay a total of 2,355,365 shares of restricted common stock to Royal and/or its designees. As of June 2, 2003, Inamco had 27,600,000 shares issued and outstanding, inclusive of those restricted shares forwarded to Royal and/or their designees. Therefore, should Royal and/or their designees sell all or a large number of their common shares, once all restrictions are lifted, it could reduce the per-share value of Inamco's common shares currently traded on the NASDAQ pink sheets and currently held by existing investors.

     EFFECTS ON THE FLUCTUATION OF COSTS AND AVAILABILITY OF RAW MATERIALS. If a merger is to occur, the Company intends to purchase premium grade raw materials for use in its generic drug manufacturing enterprise. Such unprocessed natural products will be obtained from third party sources and manufacturing sub-contractors. The price and availability of these raw materials are subject to numerous factors not within the Company's control including: weather conditions, policies of foreign countries and/or trade restrictions as well as the status of the worldwide demand for generic drug ingredients. In the event the Company cannot timely acquire its raw materials from third party entities, the Company's ability to ship its products and service to its targeted markets on a timely basis, if at all, would be negatively affected.

     RELIANCE ON OUTSIDE SUPPLIERS. After a merger, the Company intends to purchase its raw materials and supplies from independent sources. It will remain dependent upon such outside sources for all of its unprocessed natural products. There can be no assurance that these sources will be able to provide adequately for the future needs to the Company. In the event that any of the Company's future suppliers should suffer quality control problems, lack of raw materials or financial difficulties, the Company would be required to find alternative sources for its product lines. The likelihood that the Company could identify a broad base of alternatives sources is good. The time lost in seeking and acquiring additional and newer sources, however could adversely affect the Company's future revenues and profitability.

     PRODUCT LIABILITY. The testing, marketing and sale of generic pharmaceuticals entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. Inamco may incur product liability due to product failure or improper use of products by the user. The Company intends to obtain product liability insurance that should be adequate for future operations. There can be no assurance, however, that the amount of insurance, once obtained, will be sufficient to fully insure against claims that may be made against the Company. At present, the Company has not prepared or submitted any applications to the Food and Drug Administration with respect to testing, marketing, or the sale of generic pharmaceuticals; it is contemplated however that certain applications may be submitted based on certain drugs that the Company may manufacture once a merger is consummated. Once applications are submitted, the Company cannot state when approvals will be had, if ever.

         THE GENERIC DRUG ENFORCEMENT ACT OF 1992. Which was amended to the FDC Act, gives the FDA six ways to penalize any entity that engages in wrongdoing with respect to the development and/or manufacture of a generic drug, or the purposefully faulty submission of an ANDA, which include, but are not limited to:

          1) Permanently or temporarily prohibit alleged wrongdoers from submitting or assisting in the submission of an ANDA;
          2) Temporarily deny approval of, or suspend applications to market particular generic drugs;
          3) Suspend the distribution of all drugs approved or developed pursuant to an invalid ANDA;
          4)   Withdraw approval of an ANDA;

          5)   Seek civil penalties; and/or
          6) Significantly delay the approval of any pending ANDA from the same party.

At present, the Company has never been the subject of any enforcement action by the FDA (and/or otherwise), and it is the intention of the Company to acquire a pharmaceutical entity that itself has had no previous problems with the FDA. There can be no assurances, however, that restrictions and/or fines will not be imposed on Inamco in the future.

     AVAILABLE INFORMATION. Inamco has filed a Form-10 registration statement(s) under the Securities Act of 1933 since its acquisition of Omni Assets, Inc., on October 26, 1999. However, any statements, including this amended "Form-10", may be viewed by contacting the Securities and Exchange Commission, Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. 1-800-SEC-0330.

     REPORTS TO SECURITY HOLDERS. To date, Inamco has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and has been subject to such filing requirements for the past 90 days. This Form 10 report contains financial information examined by a certified public accountant, and is made available to securities holders and the general public as mandated by the SEC and stock exchange rules and regulations.

     ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS. Inamco is not a foreign private issuer filing any registration statements under the Securities Act of 1933.


ITEM 2. SELECTED FINANCIAL INFORMATION.

     The following Selected Financial Data has been derived from the Company's audited financial statements and the information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 13. Financial Statements and Supplementary Data" included elsewhere in this Form 10. Other information contained in this Form 10 speaks of possible material adverse effects regarding the Company's financial condition and results of operation. Readers of this Form 10 should refer to the matters described under the heading "Risk Factors".

                                                                    Years Ended December 31,
                                           --------------------------------------------------------------------------
                                                                                                        Inception
                                                                                                    January 17, 1993
                                                                                                           to
                                                 2002               2001               2000                2002
                                           ----------------   ----------------   ---------------   -------------------
STATEMENT OF OPERATIONS DATA:
Net Sales                                  $             --   $             --   $            --   $                --
Cost of Goods Sold                                       --                 --                --                    --
                                           -----------------  ----------------   ---------------   -------------------
      Gross profit                                       --                 --                --                    --
Cost and Expenses
      Bank Charges and Miscellaneous       $          1,226   $            525   $         1,215   $             2,967
      Professional and Consulting Fees                8,000                 --            11,157                32,657
                                           ----------------   ----------------   ---------------   -------------------
                                                      9,226                525            12,372                35,624
                                           -----------------  ----------------   ---------------   -------------------
      Net income (loss)                              (9,226)              (525)          (12,372)              (35,624)
                                           =================  ================   ===============   ===================
Weighted average shares outstanding:
      Basic                                      27,600,000         27,600,000        25,871,020             9,323,472
                                           ================   ================   ===============   ===================
Loss Per Share*                            $           0.00   $           0.00   $          0.00   $              0.00
                                           ================   ================   ===============   ===================


                                                                    Years Ended December 31,
                                           --------------------------------------------------------------------------
                                                                                                        Inception
                                                                                                    January 17, 1993
                                                                                                           to
                                                 2002               2001               2000                2002
                                           ----------------   ----------------   ---------------   -------------------
BALANCE SHEET:
ASSETS
Current Assets
      Cash                                 $            927   $             38   $           343   $                --
                                           -----------------  ----------------   ---------------   -------------------
          Total Current Assets                          927                 38               343                    --
      Other Assets                                      213                213               213                    --
                                           -----------------  ----------------   ---------------   -------------------
          Total Assets                     $          1,140   $            251   $           556   $                --
                                           -----------------  ----------------   ---------------   -------------------
LIABILITIES AND STOCKHOLDERS'
DEFICIENCY
LIABILITIES
      Accounts Payable and Accrued
      Expenses                             $          5,615   $          1,668   $         1,148   $                --
                                           -----------------  ----------------   ---------------   -------------------
          Total Current Liabilities                   5,615              1,668             1,148                    --
      Due to Officers/Shareholders                    8,069              1,900             2,200                    --
                                           -----------------  ----------------   ---------------   -------------------
          Total Liabilities                $         13,684   $          3,568   $         3,348   $                --
                                           -----------------  ----------------   ---------------   -------------------
STOCKHOLDERS' DEFICIENCY
      Common Stock, $.00001 par value
          Authorized: 50,000,000 shares
          Issued and Outstanding:

27,600,000 shares                                       276                276               276                    --
      Additional paid-in capital                     22,804             22,804            22,804                    --
      Deficit Accumulated in the
      Development Stage                             (35,624)            (3,317)           (2,792)                   --
                                           -----------------  ----------------   ---------------   -------------------
          Total Shareholders'                       (12,544)            (3,317)           (2,792)                   --
Deficiency
                                           -----------------  ----------------   ---------------   -------------------
                                           $          1,140   $            251   $           556                    --
                                           ================   ================   ===============   ===================



ITEM 3. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     You should read the following discussion and analysis in conjunction with the Company's "Financial Statements and Supplementary Data" included elsewhere in this Form 10.

     At present, the Company has yet to commence any operations, and does not own any intellectual properties whatsoever. The Company is in the development stage as defined in Financial Accounting Standards Board Statement No.7, and is a non-operating public shell, meaning it has not commenced full-scale operations and has insignificant assets and liabilities. Since its inception, the Company has not had any revenues or earnings, and all future business is hypothetical and predicated on the successful merger with an established pharmaceutical manufacturer.

CRITICAL ACCOUNTING POLICIES AND MANAGEMENT ESTIMATES

     It cannot be assured that the Company will have any accounting policies and/or management estimates, based off of actual business operations, in the foreseeable future. The initiation of these practices will only begin once a successful merger with an established pharmaceutical manufacturer has been had. However, the Securities and Exchange Commission defines critical accounting policies as those that are, in management's view, most important to the portrayal of the company's financial condition and results of operations and most demanding of their judgment. Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the US. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates upon historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. If the Company should merge with an existing pharmaceutical company, our accounting policies will include:


     REVENUE RECOGNITION. Our revenue recognition policies will be in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. SAB 101 provides guidance related to revenue recognition based on the interpretations and practices developed by the Securities and Exchange Commission. Some of our future pharmaceutical manufacturing agreements may contain multiple elements, including "downstream milestones" and royalty obligations.


     If revenues are to occur from "milestones", cash flow is recognized when earned, as evidenced by written acknowledgment from our collaborator, provided that (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, and (ii) our performance obligations after the milestone achievement will continue to be funded by our collaborator at a comparable level to, or before the milestone achievement. If both of these criteria are not met, the milestone payment can be recognized over the remaining minimum period of our performance obligations under the agreement. If upfront fees are to be negotiated in any future contracts, they can be recognized over a period of time relative to the services to be provided.


     GOODWILL AND INTANGIBLES. Purchase accounting requires accounting estimates and judgments to allocate the purchase price of any future acquisition to the fair market value of the assets and liabilities purchased. Any future acquired technology can be amortized over its useful life. The estimated useful life can be determined based on an analysis, as of any acquisition date, of conditions in, and the economic outlook for, the pharmaceutical industries and the patent life of that specific technology. As with any intangible asset, we will evaluate the value of the technology and, if necessary, we will have a future write-down of the carrying value of the technology. If it should be determined that any technology has become impaired, that may accelerate the amortization of any technology if it should be deemed that its life has been shortened.


     INCOME TAXES. At present, the Company has yet to commence any operations, and does not own any intellectual properties whatsoever. Since its inception, the Company has not had any revenues or earnings however, it is contemplated that once business operations begin, we could record a valuation allowance, in order to reduce our deferred tax assets. More consideration on future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance will be had once a successful merger is completed.


     The above is not intended to be a comprehensive list of all or any of our present or future accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto in this Report on Form 10 which contain accounting policies and other disclosures required by generally accepted accounting principles.


THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THE THREE MONTHS ENDED 2002

REVENUES

     None. For the three months ended March 31, 2003 and the year ended December 31, 2002, the Company has had no revenue.

RESEARCH AND DEVELOPMENT

     None. For the three months ended March 31, 2003 and the year ended December 31, 2002, the Company has performed no research and development whatsoever.


GENERAL AND ADMINISTRATIVE


General and administrative expenses are minimal, and for the quarter ended March 31, 2003 have totaled $1,575 and $0 for the same quarter ended March 31, 2002. General and administrative expenses consist primarily of supporting administration of a public company and some professional fees. We expect that our general and administrative expenses will increase substantially once a merger and/or acquisition is consummated, in order to support our growth and requirements as a public company.


NON-CASH STOCK-BASED COMPENSATION CHARGES


     None. For the three months ended March 31, 2003, the Company has not had any non-cash stock based deferred compensation.


OTHER INCOME, NET

     None. For the three months ended March 31, 2003 and the year ended December 31, 2002, the Company has had no other income.


RESEARCH AND  DEVELOPMENT

     None. For the three months ended March 31, 2003 and the year ended December 31, 2002, the Company has performed no research and development whatsoever.


NON-CASH STOCK-BASED COMPENSATION CHARGES NONE.

     For the three months ended March 31, 2003 and the year ended December 31, 2002, the Company has not had any non-cash stock based deferred compensation.


OTHER INCOME,  NET

     None. For the three months ended March 31, 2003 and 2002, the Company has had no other income.


YEAR ENDED  DECEMBER  31,  2002  COMPARED  TO THE YEAR ENDED  DECEMBER  31, 2001

     REVENUES. We recorded no revenues for this time frame, and you should read the following in conjunction with the Company's "Financial Statements and Supplementary Data" included elsewhere in this Form 10.

     RESEARCH  AND  DEVELOPMENT  EXPENSES.   There  has  been  no  Research  and
development expenses, and the following should be read with the Company's "Financial Statements and Supplementary Data" included elsewhere in this Form 10.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $8,701 to $9,226 for the year ended December 31, 2002 from $525 for the year ended December 31, 2001. The increase was a result of general and administrative expenses for Inamco, which consisted primarily of professional fees and other general corporate expenses. We expect that our general and administrative expenses will increase to support our growth and requirements as a public company.

     AMORTIZATION OF DEFERRED COMPENSATION. There has been no Amortization of Deferred Compensation for the Company, and the following should be read with the "Financial Statements and Supplementary Data" included elsewhere in this Form
10. Interest Income. Interest income was nominal for the year ended December 31, 2002 and the year ended December 31, 2001. This was due to a nominal cash balance that did not exceed $950, at any given time, within the Company's primary corporate account. Interest Expense. Interest expense was nominal for the year ended December 31, 2002 and the year ended December 31, 2001. This was due to a nominal cash balance that did not exceed $950, at any given time, within the Company's primary corporate account. Gain on Investment. We recorded no Gains on Investment for this time frame, for the Company does not own any long-term or short-term liquid financial instruments, and you should read the following in conjunction with the Company's "Financial Statements and
Supplementary  Data"  included  elsewhere  in this  Form 10.

     OTHER  INCOME.  We  reported no Other  Income for this time frame,  and you
should  read  the  following  in  conjunction  with  the  Company's   "Financial
Statements and Supplementary  Data" included elsewhere in this Form 10.

     NON-CASH PREFERRED STOCK CHARGE. We recorded no non-cash preferred stock charge for this time frame, and you should read the following in conjunction with the Company's "Financial Statements and Supplementary Data" included elsewhere in this Form 10.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity refers to our ability to generate adequate amounts of cash to meet our needs. We have been generating the cash necessary to fund our operations from continual loans from the president and chief operating officer, Mr. Varges George. We have incurred a loss in each year since inception, and we expect to incur substantial losses for at least the next several years. We expect that losses may fluctuate, and that such fluctuations may be substantial. As of March 31, 2003, we had an accumulated deficit of $37,243. Our accumulated deficit is the result of expenses incurred in connection with our general and administrative costs, as well as the cost to support the growth and requirements as a public company.

     Potential immediate sources of liquidity are the continual loans from Mr. George. Another potential source of liquidity is the sale of restricted shares of our common stock.

     Net cash provided by loans from Mr. George was approximately $800 during the three months ended March 31, 2003, and approximately $9,226 during the year ended December 31, 2002, with a total of approximately $8,868 still owing to Mr. George, from the Company, that is incurring 7% interest on an annual basis while the debt is outstanding.

     As of March 31, 2003, we had $182 in cash and cash equivalents compared to $927 in cash and cash equivalents as of December 31, 2002. The decrease of $745 is primarily attributable to operating expenses incurred by the Company.

     Net cash used in operating activities was approximately $1,545 for the three months ended March 31, 2003, and approximately $9,226 during the year ended December 31, 2002. The primary use of cash for both the quarter ending March 31, 2003 and the year ended December 31, 2002 was to fund general and administrative costs, as well as the cost to support the growth and requirements as a public company. Our net loss in the period, adjusted for non-cash expenses, amortization, and changes in operating assets and liabilities. Net cash used in operating activities was approximately $NIL for the quarter ending March 31, 2002, and $525 during the year ended December 31, 2001.

     While we believe that our current capital resources and anticipated cash flows from any merger and/or acquisition activity will not be sufficient to meet any future capital requirements, we understand that additional financing will be needed. The estimated length of time current cash and available borrowings will sustain our operations is based on estimates and assumptions we have made. These estimates and assumptions are subject to change at any time, however, the Company estimates, based on Mr. George continuing to fund certain operational costs, that the current liquidity and capital resources available to the Company, should sustain current limited operation for another 2 years. We cannot assure you that adequate funding will be available to us or, if available, that such funding will be available on acceptable terms. Any shortfall in funding could result in the curtailment of any merger activities, as well as the Company having to cease all operations.

     INCOME TAXES As of March 31, 2003, we had approximately $1,545 of net operating losses for federal income tax purposes. These amounts reflect different treatment of expenses for tax reporting than is used for financial reporting. United States tax law contains provisions that may limit our ability to use net operating losses in any year, or if there has been a significant ownership change. Any future significant ownership change may limit the use of our net operating losses.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET

     Risk. The Company is not exposed to any market risk due to the fact that it does not own any risk sensitive instruments; all cash is used solely for the purpose of maintaining a minimum balance within a corporate bank account and the fluctuations that interest rates play on that cash is immaterial.

ITEM 4. PROPERTIES.

     The Company presently does not have any assets or liabilities, including any property or long-term lease agreements. It is the understanding of the Company's president, that if Inamco is able to consummate a merger and/or acquisition of a pharmaceutical company, that future company may have facilities suitable enough for the research and development, manufacture, and warehousing of generic pharmaceuticals. If any acquisition candidate should not own any such facility, it will be necessary for the Company to purchase, or enter into a lease agreement, in order to procure a manufacturing facility.





ITEM 5. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

     As of May 9th, 2002, the Company had a total number of shares outstanding equal to Twenty Seven Million Six Hundred Thousand (27,600,000). The following table provides information pertaining to owners of more than five percent of any class of the Company's voting stock.

-------------------------------------------------------------------------------------------------------------
             (1)                      (2)                      (3)                     (4)
                               Name and Address          Amount and Nature         Percentage of
        Title of Class        of Beneficial Owner       of Beneficial Owner          Ownership
-------------------------------------------------------------------------------------------------------------
     Common A            Inamco Services Corp.*            12,947,487                 46.91%
                                801 Montrose Ave.
                         South Plainfield, NJ 07080

     Common A            Advanced Diagnostics Inc.*         8,326,403                 30.17%
                               801 Montrose Ave.
                         South Plainfield, NJ 07080

* It should be noted that Mr. Varges George is the sole shareholder and owner of Inamco Services Corp., and Advanced Diagnostics Inc., as described above. Accordingly, Mr.

George has direct control and ownership of 21,273,890 shares of common stock, which represents approximately 77.07% of the Company's outstanding common shares (this does not take into consideration shares owned personally by Mr. George, as explained below).


         Security ownership of management.

         As of May 9th, 2002, the Company had a total number of shares outstanding equal to Twenty Seven Million Six Hundred Thousand (27,600,000). The following table provides information pertaining to shares beneficially owned by all directors and nominees.


-------------------------------------------------------------------------------------------------------------
             (1)                      (2)                      (3)                     (4)
                               Name and Position          Amount and Nature         Percentage of
        Title of Class        of Beneficial Owner       of Beneficial Owner          Ownership
-------------------------------------------------------------------------------------------------------------
         Common A              Varges George*                1,000,000                  3.62%
                               President/Secretary

* Taking into consideration that Mr. Varges George is the sole shareholder of Inamco Services Corp., and Advanced Diagnostics Inc., it should be noted, that with the addition of Mr. George's personal shares received as employment compensation, and described in other sections of this Form 10, he has direct control of a total of 22,273,890 shares of common stock, which represents approximately 80.70% of the Company's outstanding common shares.

Item 6.  DIRECTORS AND EXECUTIVE OFFICERS.

     Identification of directors.

     At present, Inamco has only one director, Mr. Varges George.

     IDENTIFICATION OF EXECUTIVE OFFICERS.

     At present, Mr. Varges George, age 45, is the sole executive to the Company. He serves in the capacity of both president and secretary. He has been the sole executive of the Company since the acquisition of Omni Assets, Inc. by the Company on October 26, 1999. At present, Mr. George has no arrangements or understandings between he and any other parties with respect to the Company except those that are stated herein.

     IDENTIFICATION OF CERTAIN SIGNIFICANT EMPLOYEES.

     At present, the Company has no employees or understanding with any persons acting as production managers, sales managers, or research scientists who are in any way associated with Inamco.

     FAMILY RELATIONSHIPS.

     There are no relationships between family members of the sole executive and the Company.

     BUSINESS EXPERIENCE.

     For the past 10 years, Mr. Varges George has been the president; and sole shareholder of Inamco Services Corp., a management company that owns and operates two separate and distinct companies: Medicos Laboratories, Inc. and Advanced Diagnostics, Inc., descriptions of which are as follows:

     MEDICOS LABORATORIES, Inc. operates primarily as a laboratory engaged in the development and manufacture of non-prescription and prescription generic drugs. As stated earlier in the Form 10, generic pharmaceuticals, as a whole, have the same chemical and therapeutic properties as their brand-named counterparts. Although typically less expensive, they are required to meet the same governmental standards as the brand-named drug, and most must receive approval from the appropriate regulatory authority prior to manufacture and sale. A manufacturer cannot produce or market a generic pharmaceutical until all relevant patents (and any additional government-mandated market exclusivity periods) covering the original brand-name product have expired. Medicos, being an U.S. Food and Drug Administration ("FDA") approved manufacturer, has the ability to produces both over-the-counter ("OTC") and certain prescription medications in the forms of tablets and capsules. Medicos, in September of 2002, received FDA approval to manufacture and sell Phenazopyridine tablets, it's sole product, and is now researching and developing other niche drug products in which to produce and distribute. An acquisition has not occurred, for the fact that Medicos needs to complete certain other business activities, including but not being limited to, final construction of warehousing areas, and the completion and consummation of certain other manufacturing and distributing agreements. The Company anticipates that an acquisition of Medicos could be consummated by the end of the third quarter of 2003, however there are certain risks, as explained in other sections of this Form 10, associated to merging the Company and Medicos, which could curtail and/or suspend any acquisition contemplated. Readers of this Form 10 report are not to assume that an acquisition of Medicos is a likely event.

     ADVANCED DIAGNOSTICS, INC. is dedicated to the research, development and manufacturing, and marketing of diagnostic test kits. The company sells its products through wholesalers, private label distributors, drug chain stores, health maintenance organizations ("HMO's"), hospital buying groups, and local, state and federal government agencies. This company produces such products as: pregnancy tests, allergy indicators, Strep A Testing, ovulation and fertility testing, tumor markers, drugs of abuse diagnostic kits, and infectious diseases tests.

     Mr. George received the degree of Master of Business Administration from the Siddharth Institute of Industry and Administration of Bombay, India in 1979. Mr. George, an accountant by training, has comprehensive knowledge of import-export markets and of financial operations, which has enabled him to work in fast-paced, highly diversified environments. While working as the Finance Manager for Sayco & Al Ordoba in 1981, Mr. George orchestrated international
transactions   involving   millions   of   dollars   with  such
multi-national conglomerates as IBM, Xerox, Amoco Oil and Minnesota Mining and Manufacturing. Mr. George was Finance and Administration Manager for Al Orooba Technical Trading Co. of the United Arab Emirates in 1982, Chief Accountant for Step International Marketing Co. of Bombay, India in 1979, and Accountant for St. George Automobiles and Thankappan and Madhu, both of Kerala, India in 1977.

     DIRECTORSHIPS.

     At present, the Company has no directors or understanding with any persons acting as directors who are in any way associated with Inamco.


     INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.

     The sole executive of Inamco, Mr. Varges George, nor any other entity, with which he may be involved, has ever filed any petitions under the Federal bankruptcy laws or any state insolvency laws. He has never been convicted of a crime, nor named in any criminal proceeding, nor the subject of any order, judgment, or decree, that would permanently or temporarily enjoin him from:
acting as a futures commission merchant, introducing broker, or any other sanctioned NASD licensed person. He has never been barred permanently or temporarily from engaging in any type of business practice, or engaging in any activity in connection with the purchase or sale of any security or commodity.

     PROMOTERS AND CONTROL PERSONS.

     The Company has had no need to employ and/or invoke the services of a promoter.

ITEM 7.  EXECUTIVE COMPENSATION.

         Summary of Cash and Certain Other Compensation

         The following table sets forth certain information concerning the compensation paid by the Company for services rendered to the Company in all capacities for the fiscal years ended December 31, 2002, 2001, 2000 and 1999 by the Company's Chief Executive Officer:


                           SUMMARY COMPENSATION TABLE


                                                                      LONG TERM
                                                                    COMPENSATION
                                          ANNUAL COMPENSATION           AWARDS
                                        -------------------------   -------------
                                                                     CLASS   "A"
                                                    ALL OTHER        COMMON STOCK
                                                       ANNUAL          OWNED BY         VALUE OF
NAME AND PRINCIPAL POSITION      YEAR     SALARY    COMPENSATION       PRINCIPAL      COMPENSATION
----------------------------    ------- ---------- --------------   ---------------   --------------
Varges George                    2002  $       --  $           --      1,000,000 sh.  $       10,000
President and Secretary          2001          --              --      1,000,000 sh.          50,000
                                 2000          --              --      1,000,000 sh.       1,100,000
                                 1999          --              --      1,000,000 sh.       2,350,000

In accordance with the rules of the SEC, the compensation described in the above table, and that was paid to Mr. George, was done so entirely in stock and does not include any medical payments, group life insurance or any other benefit that could be received by the sole Executive Officer of the Company. Furthermore, there has been no compensation awarded to, earned by, or paid to any other person, acting as an employee, since the Company's acquisition of Omni Assets, Inc., on October 26, 1999.

ITEM 8.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     TRANSACTIONS WITH MANAGEMENT AND OTHERS.

     The Company has not been involved with or privy to any transactions with any persons and/or business entities since the Company's acquisition of Omni Assets, Inc., on October 26, 1999. The acquisition of Omni (Omni being defined as a "non-operating public shell"), in essence, was by a privately owned operating company, and for reasons of filing this Form 10, that transaction was deemed as a capital purchase by a privately-held business. Since that purchase, Inamco has been dormant with the exception of the limited amount of activity as described in Item. 1 "BUSINESS" - "General development of business" above.

     CERTAIN BUSINESS RELATIONSHIPS.

     The Company's sole executive, Mr. Varges George, is currently the president and sole shareholder of Inamco Services Corp. This management company owns and operates two separate and distinct companies: Medicos Laboratories, Inc. and Advanced Diagnostics, Inc., descriptions of both company's stated herein, under
Item 6. "DIRECTORS AND EXECUTIVE OFFICERS" - "Business Experience" of Mr. Varges George.

     Although the Company's sole executive officer and director is also the owner of record, of Inamco Services Corp., Medicos Laboratories, and Advanced Diagnostics, neither he nor any other entity has made payment, nor contributed to the Company's gross revenues or assets in any way whatsoever since the acquisition of Omni Assets, Inc. on October 26, 1999. As explained in previous sections of this Form 10 report, net cash provided by loans from Mr. George was approximately $9,226 during the year ended December 31, 2002, and a total of $8,068 is owing to Mr. George, from the Company, that is incurring 7% interest on an annual basis while the debt is outstanding. Net cash proceeds from loans by Mr. George were $525 during the year ended December 31, 2001.

     The Company's sole executive, Mr. George, is not a member of, or of counsel to, a law firm, nor is he a partner to an investment banking firm, where such a company would need a retainer in order to perform certain services to Inamco.

     INDEBTEDNESS OF MANAGEMENT.

     The sole executive of Inamco, Mr. Varges George, has not been indebted to the Company in any way whatsoever.

     TRANSACTIONS WITH PROMOTERS.

     The Company has had no need to employ and/or invoke the services of a promoter.


ITEM 9.  LEGAL PROCEEDINGS

     None either historically or presently.


ITEM 10. MARKET PRICE OF AND DIVIDENS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     MARKET INFORMATION.

     Our common stock has traded on the Nasdaq pink-sheets under the symbol "IICO". The following table sets forth, for the period indicated, the high and low bid quotations for the common stock as reported by Nasdaq.



                                                                      HIGH       LOW
                                                                      -----     -----
--------------------------------------------------------------------------------------
                    Quarter ended March 31, 2003
Second Quarter                                                        $ .01     $ .01
--------------------------------------------------------------------------------------
First Quarter                                                         $ .01     $ .01
--------------------------------------------------------------------------------------


                    Year ended December 31, 2002
--------------------------------------------------------------------------------------
First Quarter                                                         $ .05     $ .01
--------------------------------------------------------------------------------------
Second Quarter                                                        $ .01     $ .01
--------------------------------------------------------------------------------------
Third Quarter                                                         $ .01     $ .01
--------------------------------------------------------------------------------------
Fourth Quarter                                                        $ .01     $ .01

                    Year ended December 31, 2001
--------------------------------------------------------------------------------------
First Quarter                                                         $ 1.15    $ .22
--------------------------------------------------------------------------------------
Second Quarter                                                        $ .28     $ .05
--------------------------------------------------------------------------------------
Third Quarter                                                         $ .08     $ .05
--------------------------------------------------------------------------------------
Fourth Quarter                                                        $ .05     $ .05
--------------------------------------------------------------------------------------

As of April 26, 2002 there were 94 registered stockholders of record of the Company's common stock.

     DIVIDENDS

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future.

     Securities authorized for issuance under equity compensation plans.

     The Company has never declared or authorized the issuance of any common stock for the purposes of a compensation plan, and does not anticipate on doing so in the foreseeable future.

ITEM 11.  RECENT SALES OF UNREGISTERED SECURITIES.

     SECURITIES SOLD.

     Since the merger of Omni Assets, Inc. on October 26, 1999, there has been no sale of registered or unregistered securities, by the Company, for cash, to any person(s) and/or entity. The following issuance of restricted shares of common stock is the direct result of the Company entering into certain contractual obligations, payment of which was made pursuant to "compensation" obligations had between the parties; it should be noted, in instances where securities are issued for consideration other than cash, the Securities and Exchange Commission considers those instances sales.

     ON OCTOBER 27, 1999, the president and majority shareholder, Mr. Varges George, owned approximately Eighty percent (80.70%) of the Company after the merger of Omni was consummated. It was his sole decision, to divide his ownership in the Company via the following manner:

          i) An employment contract was entered into between the Company and himself, whereby his compensation would be One Million shares of restricted common stock (copy of employment contract attached hereto in other sections of this Form 10);
          ii) Mr. George opted to have a total of 12,947,487 shares issued to Inamco Services Corp., rather than to himself personally. As explained in other sections of this Form 10, Mr. George is the sole owner and director of Inamco Services, Corp.; and
          iii) Mr. George opted to have a total of 8,326,403 shares issued to Advanced Diagnostics, Inc., rather than to himself personally. As explained in other sections of this Form 10, Mr. George is the sole owner and director of Advanced Diagnostics, Inc.

     On May 23, 2000, a total of 25,000 shares of restricted common stock were issued to H. Neil Broder for legal services rendered. At that time, the value for the services rendered equaled approximately $30,000 dollars and the party agreed to accept restricted shares of common stock rather than cash; and

     ON NOVEMBER 10, 2000, a total of 68,245 shares of restricted common stock were issued to Calvin Moore as compensation regarding consultation on certain Company submissions to the Securities and Exchange Commission and to the Company's registered transfer agent. At that time, the value for the services rendered equaled approximately $50,000 dollars and the party agreed to accept restricted shares of common stock rather than cash.

     As explained in other sections of this Form 10 report, for services rendered, the consultation firm Royal Capital, received compensation in the form of restricted common shares of stock. This firm obtained their shares for rendering general corporate advisory services to the Company in connection with the Company's efforts to expand its business operations, mergers, joint ventures and acquisitions. They also assisted in providing guidance in selecting appropriate resources for legal documents and the establishment of escrow accounts. Any relationship with Royal Capital or its principals have been terminated.

     As of November 2000, the Company had paid out a total of 2,355,365 restricted common shares to Royal Capital, and/or their designees, as per the parties' agreement(s). The Company claims no knowledge, as to why Royal decided to issue a certain number of its restricted common shares to certain designees. The Company only acted within the purview of its contractual obligation with Royal. Royal was paid within three different time frames, the month of March 2000, the month of May 2000, and the month of November 2000. However, at the time in which agreement(s) were signed between the parties, the value for the services to be rendered by Royal to the Company equaled approximately $750,000 dollars and Royal agreed to accept restricted shares of common stock rather than cash. A list of Royal's designees is as follows:

     ON MARCH 24, 2000, a total of 10,000 shares of restricted common stock were issued to Peter Bonafide via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 10,000 shares of restricted common stock were issued to Brian Amery via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 75,000 shares of restricted common stock were issued to Henry Book via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 15,000 shares of restricted common stock were issued to Bruce Deichl via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 25,000 shares of restricted common stock were issued to Rick Deichl via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 600,000 shares of restricted common stock were issued to Leslie Gonda & Susan Gonda Family Trust via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 150,000 shares of restricted common stock were issued to Carl Henn via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 75,000 shares of restricted common stock were issued to Robert Klein via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 25,000 shares of restricted common stock were issued to Frank Milnar via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 10,000 shares of restricted common stock were issued to Larry Ross via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 25,000 shares of restricted common stock were issued to William Scanlan via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 125,000 shares of restricted common stock were issued to Anthony Schweiger via the request of Royal Capital;

     ON MARCH 29, 2000, a total of 25,000 shares of restricted common stock were issued to Byrom Zuckerman via the request of Royal Capital;

     ON MAY 17, 2000, a total of 500,000 shares of restricted common stock were issued to Bruce Deichl via the request of Royal Capital;

     ON MAY 17, 2000, a total of 500,000 shares of restricted common stock were issued to Jerry Swon via the request of Royal Capital;

     ON NOVEMBER 10, 2000, a total of 25,000 shares of restricted common stock were issued to John Goldstein via the request of Royal Capital; and

     ON NOVEMBER 10, 2000, a total of 160,365 shares of restricted common stock were issued to Royal Capital.

     EXEMPTION FROM REGISTRATION CLAIMED.

     These shares of our common stock were issued to these shareholders in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The shares of our common stock qualified for exemption under
Section 4(2) of the Securities Act of 1933 since the issuance of those shares did not involve a "public offering" as defined in Section 4(2) of the Act, due to the insubstantial number of persons involved in the deal, the amount of shares issued, manner of the issuance and the actual number of shares issued. We did not undertake an offering in which a high number of shares were issued to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

     TERMS OF CONVERSION OR EXERCISE.

     All restricted shares of common stock that the Company has issued over the past three years for services rendered, are restricted and exempt from registration and have not been registered under the Securities Act of 1933, as amended. The shares may not be offered, sold, or otherwise transferred in the absence of an effective registration statement or an exemption from the registration requirements of said act, as to which a prior opinion of counsel may be required by the issuer or the transfer agent.

     USE OF PROCEEDS.

     Since the merger of Omni Assets, Inc. by the Company on October 26, 1999, there has been no sale of registered or unregistered stock for cash by the Company to any person(s) or entity.


ITEM 12.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Our authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.00001 per share (the "Common Stock"). As of the date of this Form-10, there were issued and outstanding 27,600,000 shares of Common Stock

     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, they do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock is the InterWest Stock Transfer & Trust Company, Salt Lake City, Utah.


ITEM 13. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The By-laws provide that directors and officers shall be, and at the discretion of the Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the company and further permits the advancing of expenses incurred in defending claims. This provision does not alter a director's liability under the Federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.



ITEM 14. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


     The following Financial Statements and Supplementary Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Form 10.





                           INAMCO INTERNATIONAL, CORP.
                          INDEX TO FINANCIAL STATEMENTS


                                                                                         PAGE
                                                                                         -----
            Consolidated Balance Sheet - Unaudited dated March 31, 2003                    30
            -----------------------------------------------------------------------------------
            Consolidated Statements of Operation - Unaudited dated March 31, 2003          31
            -----------------------------------------------------------------------------------
            Consolidated Cash Flow Statements - Unaudited dated March 31, 2003             31
            -----------------------------------------------------------------------------------
            Notes to Consolidated Unaudited Financial Statements                           32
            -----------------------------------------------------------------------------------
            Report of Kahn Boyd Levychin, Independent Auditors                             34
            -----------------------------------------------------------------------------------
            Audited Balance Sheets                                                         35
            -----------------------------------------------------------------------------------
            Audited Statements of Operations                                               36
            -----------------------------------------------------------------------------------
            Audited Statements of Cash Flows                                               37
            -----------------------------------------------------------------------------------
            Audited Statements of Stockholders' Deficiency                                 38
            -----------------------------------------------------------------------------------
            Notes to Audited Financial Statements                                          39

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS


                           INAMCO INTERNATIONAL, CORP.

                            CONDENSED BALANCE SHEETS

                                                                MARCH 31,          DECEMBER 31,
                                                                   2003               2002
                                                           ------------------  -------------------
                                                               (UNAUDITED)            (NOTE)
--------------------------------------------------------------------------------------------------
       ASSETS
--------------------------------------------------------------------------------------------------
       Current assets:
         Cash                                               $              182 $              927
                                                            ================== ==================
          Total Current Assets                                             182                927
-------------------------------------------------------------------------------------------------
         Other Assets                                       $              213 $              213
                                                            ================== ==================
-------------------------------------------------------------------------------------------------
       Total Assets                                         $              395 $            1,140
-------------------------------------------------------------------------------------------------
       LIABILITIES AND STOCKHOLDERS'
       DEFICIENCY
-------------------------------------------------------------------------------------------------
       Current liabilities:
         Accounts payable and accrued expenses              $            5,690 $            5,615
                                                            ------------------ ------------------
-------------------------------------------------------------------------------------------------
          Total Current liabilities                                      5,690              5,615
         Due to Officers/Shareholders                                    8,868              8,069
                                                            ------------------ ------------------
          Total Liabilities                                             14,558             13,684
-------------------------------------------------------------------------------------------------
       Stockholders' Deficiency:
         Common stock, $0.00001 par value;

                                                                MARCH 31,          DECEMBER 31,
                                                                   2003               2002
                                                           ------------------  -------------------
                                                               (UNAUDITED)            (NOTE)
--------------------------------------------------------------------------------------------------
       ASSETS
--------------------------------------------------------------------------------------------------


         Authorized: 50,000,000 shares
         Issued and Outstanding: 27,600,000 shares                         276                276
         Additional paid-in capital                                     22,804             22,804
         Deficit Accumulated in the Development Stage                  (37,243)           (35,624)
                                                            ------------------    ---------------
       Total Stockholders' Deficiency                                  (14,163)           (12,544)
                                                            ==================    ===============
       Total liabilities and stockholders' equity           $              395   $          1,140
                                                            =================    ================

       Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the Unites States for complete financial statements.

         See accompanying notes to condensed financial statements.

                          INAMCO INTERNATIONAL, CORP.

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                      Three months ended
                                                                           March 31,
                                                             --------------------------------------
                                                                    2003                2003
                                                             ------------------  ------------------
---------------------------------------------------------------------------------------------------
       Revenues
---------------------------------------------------------------------------------------------------
        Total revenues                                        $              --   $             --
---------------------------------------------------------------------------------------------------

       Cost and Expenses
---------------------------------------------------------------------------------------------------
       Bank Charges and Miscellaneous                                        45                 --
       Professional and Consulting Fees                                   1,575                 --
                                                               -----------------  -----------------
        Total operating expenses                                                                --
---------------------------------------------------------------------------------------------------
        Net Loss                                              $           (1,620) $             --
---------------------------------------------------------------------------------------------------
                                                               -----------------  -----------------
       Net (loss) per share                                   $            (0.00) $           (0.00)
----------------------------------------------------------------------------------------------------
       Weighted Average Number of Shares Outstanding                  27,600,000         27,600,000
                                                              ==================  ==================



                   CONDENSED CASH FLOW STATEMENTS (UNAUDITED)



                                                                 THREE MONTHS ENDED MARCH 31,
                                                              -------------------------------------
                                                                    2002              2003
                                                              ----------------   ------------------
---------------------------------------------------------------------------------------------------
       Cash Flows from Operating Activities
       Net income (loss)                                      $         (1,620)  $              --
       Adjustments to reconcile net loss to net cash used
       in operating activities:                                                                 --
        Change in accrued expenses                                          75                  --
                                                              -----------------     ---------------
---------------------------------------------------------------------------------------------------
      Net cash used for operating activities                            (1,545)                  --

       Cash Flows from Investing Activities
---------------------------------------------------------------------------------------------------

                                                                 THREE MONTHS ENDED MARCH 31,
                                                              -------------------------------------
                                                                    2002              2003
                                                              ----------------   ------------------
---------------------------------------------------------------------------------------------------
        Change in other assets                                              --                  --
       Net cash used for investing activities                               --                  --
---------------------------------------------------------------------------------------------------
       Cash Flows from Financing Activities
        Loans from officer/shareholder, net of repayments                  800                  --
        Restricted common stock issued in payment of
        expenses                                                            --                  --
---------------------------------------------------------------------------------------------------
                                                              -----------------  ------------------
       Net cash provided by financing activities                           800                  --
---------------------------------------------------------------------------------------------------
       NET INCREASE (DECREASE) IN CASH                                    (745)                 --
       Cash at beginning of period                                         927                  38
                                                              -----------------  ------------------
       Cash at end of period                                  $            182   $              38
---------------------------------------------------------------------------------------------------



NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) results of operations for the three month periods ended March 31, 2003 and 2002 (b) the financial position at March 31, 2003, and (c) the statements of cash flows for the three month period ended March 31, 2003 and 2002 have been made. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results to be expected for the full year.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for financial statements. For further information, refer to the audited financial statements and notes thereto for the year ended December 31, 2002 included in the Company's Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2003.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the condensed financial statements and related footnotes. Changes in the estimates may affect amounts reported in future periods.

The Company's financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has no significant assets, no revenues and has had losses since inception. The Company can only become a viable going concern if it obtains additional capital and acquires a viable operating company.

2. NET LOSS PER SHARE

In accordance with SFAS No. 128, Earnings Per Share basic and diluted net loss per share are computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period.

3. COMPREHENSIVE

Loss Comprehensive loss for all periods presented is the same as net loss.

4. DEFERRED STOCK COMPENSATION

For the three months ended March 31, 2003 and 2002, in connection with advisory and consultation to second party firms, the Company recorded no deferred stock compensation. 5. Non-cash Preferred Stock Charge For the three months ended March 31, 2003 and 2002, the Company recorded no sale of any forms of Preferred Stock.

6. CAPITAL PURCHASE OF COMMON STOCK BY A PRIVATELY HELD BUSINESS

     On October  26,  1999,  the  Company,  which was  previously  known as Omni
Assets, Inc.(a "non-operating" public shell), sold 22,273,890 of its common shares of stock to Inamco International Corp. (a privately held corporation). The acquisition was deemed to be a capital purchase, by privately held corporations, of the majority amount of common shares owned by Omni Assets, Inc. In January 2000, Omni then purchased the name of "Inamco International Corp.", and in February 2000, the Company changed it name from "Omni Assets, Inc." to "Inamco International Corp.". The listing symbol was changed from "OMNA" to "IICO" . The Company currently has a total number of shares outstanding equal to Twenty Seven Million Six Hundred Thousand (27,600,000).

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


BOARD  OF  DIRECTORS  AND  STOCKHOLDERS
INAMCO  INTERNATIONAL  CORP.

We have audited the accompanying balance sheets of INAMCO INTERNATIONAL CORP. (A Development Stage Company) as of December 31, 2002, 2001 and 2000, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and from the inception date of January 17, 1993 to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INAMCO INTERNATIONAL CORP., as of December 31, 2002, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and from the inception date of January 17, 1993 to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company had a loss from operations and has a working capital deficiency, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classifications of liabilities that might result should the Company be unable to continue as a going concern.


KAHN  BOYD  LEVYCHIN,  LLP

New  York,  New  York
March  31,  2003

 INAMCO INTERNATIONAL CORP.
 (A DEVELOPMENT STAGE COMPANY)
 BALANCE SHEETS
 December 31, 2001, 2002 and 2000

                                                               December 31,
                                                               ------------
                                                      2002         2001       2000
                                                      -----       -----       ----
ASSETS
     Current Assets
           Cash                                     $    927    $     38    $    343
                                                    --------    --------    --------
                 Total Current Assets                    927          38         343
     Other Assets                                        213         213         213
                                                    --------    --------    --------
                 Total Assets                       $  1,140    $    251    $    556
                                                    ========    ========    ========


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

LIABILITIES
     Current Liabilities
           Accounts payable and accrued expenses    $  5,615    $  1,668    $  1,148
                                                    --------    --------    --------
                 Total Current Liabilities             5,615       1,668       1,148
     Due to Officer/Shareholder                        8,069       1,900       2,200
                                                    --------    --------    --------
                 Total Liabilities                    13,684       3,568       3,348

STOCKHOLDERS' DEFICIENCY
     Common Stock, $.00001 par value
           Authorized: 50,000,000 shares
           Issued and Outstanding: 27,600,000            276         276         276
     Additional paid-in capital                       22,804      22,804      22,804
     Deficit Accumulated in the Development Stage    (35,624)    (26,397)    (25,872)
                                                    --------    --------    --------
                 Total Shareholders' Deficiency      (12,544)     (3,317)     (2,792)
                                                    --------    --------    --------
                                                    $  1,140    $    251    $    556
                                                    ========    ========    ========



          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT

 INAMCO INTERNATIONAL CORP.
 (A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF OPERATIONS
 Years Ended December 31, 2002, 2001 and 2000


                                              Inception
                                         January 17, 1993 to          Year Ended December 31,
                                                                              -----------------------
                                          December 31,2002        2002            2001            2000
                                          ----------------        ----            ----            ----
Net Sales                            $              -    $          -    $          -    $          -
Cost of Goods Sold                                  -               -               -               -
                                      ----------------    ------------    ------------    ------------
      Gross Profit                                  -               -               -               -

Costs and Expenses
      Bank Charges and Miscellaneous            2,967           1,226             525           1,215
      Professional and Consulting Fees         32,657           8,000               -          11,157
                                      ----------------    ------------    ------------    ------------
                                               35,624           9,226             525          12,372
                                      ----------------    ------------    ------------    ------------

Net Loss                             $        (35,624)   $     (9,226)   $       (525)   $    (12,372)
                                      ================    ============    ============    ============

Weighted Avereage Number of
Shares Outstanding                           9,323,472      27,600,000      27,600,000      25,871,020
                                      ----------------    ------------    ------------    ------------

Loss Per Share                (A)    $         (0.00)    $      (0.00)   $      (0.00)   $     (0.00)
                                      ================    ============    ============    ============

      (A) Loss per share less that $.01



          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT

 INAMCO INTERNATIONAL CORP.
 (A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF CASH FLOWS
 December 31, 2001 and 2000

                                                       Inception
                                                  January 17, 1993 to        Year Ended December 31,
                                                                             -----------------------
                                                    December 31,2002       2002        2001       2000
                                                  ------------------       ----        ----       ----
Cash flows from operating activities:
      Net loss                                 $          (35,624)   $ (9,226)   $   (525)   $(12,372)
      Adjustments to reconcile net loss
      to net cash used in operating activities
      Change in accrued expenses                             5,615       3,947         520       1,148
                                                ------------------    --------    --------    --------
      Net cash used for operating activities              (30,009)     (5,279)         (5)    (11,224)
                                                ------------------    --------    --------    --------
Cash flows from investing activities:
      Change in other assets                                 (213)          -           -        (213)
                                                ------------------    --------    --------    --------
      Net cash used for investing activities                 (213)          -           -        (213)
                                                ------------------    --------    --------    --------
Cash flows from financing activities:
      Loans from officer/shareholder, net of
      repayments                                             8,068       6,168        (300)      2,200
      Restricted common stock issued in payment
      of expenses                                           22,868           -           -       9,367
      Issuance of restricted common stock in
      Connection with merger agreement                         213           -           -         213
                                                ------------------    --------    --------    --------
      Net cash provided by financing activities             31,149       6,168        (300)     11,780
                                                ------------------    --------    --------    --------
      NET INCREASE (DECREASE) IN CASH                          927         889        (305)        343
      Cash at beginning of period                                -          38         343           -
                                                ------------------    --------    --------    --------

      Cash at end of period                     $              927    $    927    $     38    $    343
                                                ==================    ========    ========    ========



          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT

 INAMCO INTERNATIONAL CORP.
 (A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF STOCKHOLDERS' EQUITY
 Inception January 17, 1993 to December 31, 2002

                                                                               Deficit
                                                                             Accumulated
                                                                 Additional     in the
                                   Common Stock $.00001 Par Value Paid-In    Development
                                        Shares        Amount      Capital       Stage         Total
                                      ----------   ----------    ---------    ----------    ----------
Issuance of restricted common stock
for services                             437,500   $        4    $   1,996    $        -    $    2,000
Net Loss for the year ended
December 31, 1993                              -            -            -        (2,000)      (2,000)
                                      ----------   ----------    ---------    ----------    ----------

Balance at December 31, 1993             437,500            4        1,996        (2,000)            -
Issuance of restricted common stock
for services                           1,850,000           19       11,481        11,500             -
Net Loss for the year ended
December 31, 1997                              -            -            -      (11,500)      (11,500)
                                      ----------   ----------    ---------    ----------    ----------

Balance at December 31, 1997           2,287,500           23       13,477       (13,500)            -
Net Loss for the year ended
December 31, 1998                              -            -            -             -             -
                                      ----------   ----------    ---------    ----------    ----------

Balance at December 31, 1998           2,287,500           23       13,477       (13,500)            -
Net Loss for the year ended
December 31, 1999                             -            -            -              -             -
                                      ----------   ----------    ---------    ----------    ----------

Balance at December 31, 1999          2,287,500            23       13,477       (13,500)            -

Net Loss for the year ended
December 31, 2000                             -            -            -       (12,372)      (12,372)
Issuance of restricted common stock
for services                          2,600,000            26        9,327             -         9,353
Issuance of restricted common
stock in connection with agreement   22,712,500           227            -             -           227
                                      ----------   ----------    ---------    ----------    ----------

Balance at December 31, 2000         27,600,000           276       22,804      (25,872)       (2,792)
Net Loss for the year ended
December 31, 2001                             -            -            -          (525)         (525)
                                      ----------   ----------    ---------    ----------    ----------

Balance at December 31, 2001         27,600,000          276       22,804       (26,397)       (3,317)
Net Loss for the year ended
December 31, 2002                             -            -            -        (9,227)       (9,227)
                                      ----------   ----------    ---------    ----------    ----------

Balance at December 31, 2002         27,600,000   $      276     $ 22,804    $ (35,624)    $  (12,544)
                                      ==========   ==========    =========    ==========    ==========


          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT

INAMCO INTERNATIONAL CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2002, 2001 and 2000

NOTE A - ORGANIZATION AND BASIS OF PREPARATION

Inamco International Corp. (the "Company") was incorporated in Delaware on January 17, 1983 originally as Omni Assets, Inc. ("Omni"). On October 26, 1999, Inamco International Corp. ("Inamco"), a Delaware corporation, merged with Omni in a transaction solely for stock. Pursuant to the merger agreement, 1,000 shares of the original Inamco were exchanged for 22,712,500 shares of Omni, Inamco terminated its corporate existence and, in February 2000, the name of Omni was changed to Inamco International Corp.

The Company's financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has no significant assets, no revenues and has had losses since inception. The Company can only become a viable going concern if it obtains additional capital and acquires a viable operating company.

NOTE B - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1. BASIS OF ACCOUNTING

Financial statements are prepared on the accrual basis of accounting.

2. USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

4. INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No.109, Accounting for Income Taxes. This statement requires, among other things, an asset and liability approach for financial accounting and reporting of deferred income taxes. In addition, the deferred tax liabilities and assets are required to be adjusted for the effect of any future changes in the tax law or rates. Deferred income taxes arise from temporary differences resulting in the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is provided if the Company is uncertain as to the realization of deferred tax assets.

5. LOSS PER SHARE

Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Earnings per Share, specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock.

Net loss per common share - basic and diluted is determined by dividing the net loss by the weighted average number of shares of common stock outstanding.

6. STOCK-BASED EMPLOYEE COMPENSATION

Stock-based employee compensation is accounted for under the intrinsic value based method as prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations as clarified by Financial Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation. These notes to the financial statements do not include the pro forma disclosures required by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, because the stock awarded was fully vested at the time of issuance and the fair value was equal to the intrinsic value.

NOTE C - DEVELOPMENT STAGE COMPANY

The Company is in the development stage as defined in Financial Accounting Standards Board Statement No. 7. It has not commenced full scale operations and has insignificant assets and liabilities. Since inception, the Company did not have any revenues or earnings. The future success of the Company is dependent on obtaining a viable business opportunity and /or merger candidate. The Company is seeking a merger candidate who manufactures and distributes certain generic over-the-counter drugs. Management is seeking additional investment capital to support its entrance into a new business opportunity or merger.

NOTE D - RELATED PARTY TRANSACTIONS

1. DUE TO OFFICER/SHAREHOLDER

Since the merger in 1999, Varges George, President and majority shareholder, loaned the Company $8,068 ($2,800 in 2000 and $6,168 in 2002) for payment of operating expenses. The Company has paid back $900 ($600 in 2000 and $300 in 2001) leaving a balance of $8,068 at December 31, 2002.

NOTE E - INCOME TAXES

Temporary differences and carryforwards give rise to deferred tax assets and liabilities. The principal components of the deferred tax assets relate to net operating loss carryforwards. At December 31, 2002, the Federal net operating loss carryforwards were approximately $36,000. The net operating loss carryforwards expire at various dates through 2022, and because of the uncertainty in the Company's ability to utilize the net operating loss carryforwards, a full valuation allowance was provided at December 31, 2002, 2001 and 2000. Corporate income tax returns have not been filed since 1999. Item

ITEM 15. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     During the acquisition of Omni Assets by the Company, Sobel & Co., LLC acted as the Omni Asset's certified public accounts. They provided, to the Company, at that time, audited balance sheets, related statements of operations, stockholders' deficiency and cash flow statements for the year ended December 31, 1999. Since that time, the Company has had no assets, liabilities, operating activities, or revenue and has no need to employ the services of an accountant. Prior reports from the auditors did contain an opinion as it relates to a "Development Stage" company and its ability to operate being dependent upon obtaining a viable and successful business opportunity. The disclaimer of the opinion was not qualified or modified as to uncertainty, audit scope or accounting principles except for a modification that describes substantial doubt surrounding the Company's ability to continue as a going concern.

The audited financial statements that accompany this Form 10, as amended, were performed by the Company's new auditors, Kahn Boyd Levychin & Company, after Sobel & Co. resigned in October of 2002, pursuant to Regulation S-K. A letter that addresses Sobel & Co. resignation is attached hereto.


ITEM 16.  FINANCIAL STATEMENTS AND EXHIBITS.

     Financial Statement Schedules have been omitted because the information has been included in the notes to the Financial Statements included in this Form-10, as amended.



EXHIBITS:



EXHIBIT NO.                                     DESCRIPTION
----------    ----------------------------------------------------------------------------------------
             1   Agreement and Plan of Merger by and between Omni Assets, Inc. and Inamco International,
                 Corp. - dated October 26, 1999*
             2   Employment Agreement of Company's President - dated October 27, 1999*
             3   Consultation Agreement between Royal Capital Corp. and the Company - dated February 8, 2000*

* Previously filed.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Inamco International Corp.
A Delaware Corporation

/s/  VARGES GEORGE
-------------------------------
Varges George
President